Obtaining Control of Credit Suisse Cash Reserve Class B

As of December 31, 2006, Credit Suisse Asset Management LLC ("Shareholder") owned less than 25% of the outstanding shares of the Fund. As of June 30, 2007, Shareholder owned 45,917 shares of the Fund, which represented 33.99% of the outstanding shares of the Fund. Accordingly, Shareholder may be presumed to be a controlling person of the Fund.


As of December 31, 2006, Gary K Roberts and Linda R Roberts ("Shareholder") owned less than 25% of the outstanding shares of the Fund. As of June 30, 2007, Shareholder owned 49,191.246 shares of the Fund, which represented 36.41% of the outstanding shares of the Fund. Accordingly, Shareholder may be presumed to be a controlling person of the Fund.


Ceasing Control of Credit Suisse Cash Reserve Class B

As of December 31, 2006, Pershing LLC ("Shareholder") owned
77,002.980 shares of the Fund, which represented 28.44% of the Fund. As of June 30, 2007, Shareholder owned 0 shares of the Fund. Accordingly, Shareholder has ceased to be a controlling person of the Fund.